EXHIBIT 11
                                                                    ----------

                      TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
                 EARNINGS PER COMMON AND DILUTIVE POTENTIAL COMMON SHARE



                                               Years ended December 31
                                      ------------------------------------------
                                           2000           1999           1998
                                        ----------     ----------     ----------
Income before cumulative effect of an
  accounting change (in millions).....   $3,087         $1,451         $ 452
Add: Interest, net of tax effect
  on convertible debentures
  assumed converted...................        6             --            --
                                        ----------     ----------     ----------
Adjusted income before cumulative
  effect of an accounting change....      3,093          1,451           452
Cumulative effect of an accounting
  change............................       (29)             --            --
                                        ----------     ----------     ----------
Adjusted net income.................     $3,064         $1,451         $ 452
                                        ==========     ==========     ==========


Diluted earnings per common and
dilutive potential common share:
Weighted average common shares
outstanding (in thousands).........     1,717,484      1,680,282     1,665,307

  Weighted average dilutive potential
  common shares:
    Stock option and
    compensation plans.............        69,367         69,377        45,838
    Convertible debentures.........         4,779             --            --
                                        ----------     ----------    ----------
Weighted average common and dilutive
   potential common shares.........     1,791,630      1,749,659     1,711,145
                                        ==========     ==========    ==========

Diluted earnings per common share:
  Income before cumulative effect
     of an accounting change.......         $1.73          $0.83         $0.26
  Cumulative effect of an
     accounting change.............        (0.02)             --            --
                                        ----------     ----------    ----------
Net income.......................         $1.71          $0.83           $0.26
                                        ==========     ==========    ==========


Basic earnings per common share:
Weighted average common shares
outstanding (in thousands).........     1,717,484      1,680,282     1,665,307
                                        ==========     ==========    =========


Basic earnings per common share:
  Income before cumulative effect
     of an accounting change.......         $1.80         $0.86          $0.27
  Cumulative effect of an
     accounting change.............        (0.02)            --             --
                                        ----------     ----------    ----------
Net income.........................         $1.78         $0.86          $0.27
                                        ==========     ==========     =========


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